Exhibit (a)(1)(vii)
This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 7, 2010, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
by
American HomePatient, Inc.
of
All Outstanding Shares of Its Common Stock
at
$0.67 Net Per Share
Pursuant to the Offer to Purchase Dated July 7, 2010
American HomePatient, Inc. (the “Company”), a Nevada corporation, is offering to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), for $0.67 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 7, 2010 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY
TIME, ON WEDNESDAY, AUGUST 4, 2010, UNLESS THE OFFER IS EXTENDED.
Highland Capital Management, L.P. and its affiliates (together referred to as “Highland”), which constitute the largest holder of the Company’s senior secured debt of approximately $216.2 million and its largest shareholder, has agreed to not tender Shares in the Offer. The purpose of the self-tender offer is to redeem as many Shares as possible from shareholders other than Highland in order to concentrate Highland’s percentage ownership in the Company as a first step in the Company becoming 100% owned by Highland. If, following consummation of the Offer, Highland collectively owns at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, Highland intends to cause the Company to consummate, unless it is not lawful to do so, a “short-form” merger under Nevada law in which all Shares held by stockholders other than Highland would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Nevada law).
Stockholders who have Shares registered in their own names and tender directly to Computershare, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer.
The Offer is conditioned upon, among other things, satisfaction of a condition, which may be waived by the Company with Highland’s consent, that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer. There is no financing condition to the Offer. The Company is financing the Offer from its existing cash reserves and existing financing sources. These and the other conditions to the Offer are described in the Offer to Purchase.
If any condition to the Offer is not satisfied, the Company may (i) with the prior written consent of Highland and the remaining holders of our Senior Debt, terminate the Offer, and therefore not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights described below, retain all such Shares until the expiration of the Offer as so extended, (iii) with the prior consent of Highland, waive all conditions to the Offer that remain unsatisfied or otherwise amend the Offer in any respect and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) or (iv) delay acceptance for payment or payment for Shares, subject to any applicable rules and regulations of the Securities and Exchange Commission, until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals.
Subject to any applicable rules and regulations of the Securities and Exchange Commission, the Company expressly reserves the right in its sole discretion to extend the Offer at any time and from time to time for any reason by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof.
The Company will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if the Company gives oral or written notice of its acceptance to the Depositary. Payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) and (iii) any other required documents.
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Shares may also be withdrawn after August 31, 2010 unless theretofore accepted for payment as provided in the Offer to Purchase. Once the Company accepts Shares for payment, you will no longer be able to withdraw them.
For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase) through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
In general, the sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. All stockholders should consult their own tax advisor about the tax consequences to them of participating in the Offer in light of their particular circumstances.
The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.
The Offer to Purchase, the related Letter of Transmittal and other related documents are being mailed to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.
Any questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained promptly, at our expense, from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550 (Call Collect)
All Other Call: (800) 659-5550 (Call Toll-Free)
July 7, 2010

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